Exhibit 99.1

BeiGene Announces European Medicines Agency Acceptance of its Marketing Authorization Application for BRUKINSA® (Zanubrutinib) for the Treatment of Patients with Waldenström’s Macroglobulinemia
CAMBRIDGE, Mass. and BEIJING, China, June 18, 2020 (GLOBE NEWSWIRE) -- BeiGene,
Ltd. (NASDAQ: BGNE; HKEX: 06160), a commercial-stage biotechnology company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today announced that its marketing authorization application (MAA) for BRUKINSA® (zanubrutinib) for the treatment of patients with Waldenström’s macroglobulinemia (WM) who have received at least one prior therapy or as first-line treatment for patients unsuitable for chemo-immunotherapy has been validated for regulatory review by the European Medicines Agency (EMA).
“This is our first submission to the EMA and the first for WM, marking a significant milestone for BRUKINSA, which has demonstrated efficacy and clinically meaningful improvements in safety and tolerability in patients with WM compared to the first-generation BTK inhibitor, ibrutinib, in our head-to-head ASPEN trial. BRUKINSA has been approved in the U.S. and China in other indications, and we are excited to continue its broad, global development program to help patients with B-cell lymphomas,” said Jane Huang, M.D., Chief Medical Officer, Hematology at BeiGene. “WM is typically a disease of older individuals, and we are hopeful that BRUKINSA’s cardiovascular safety advantages over ibrutinib may help it become a preferred treatment option for patients in Europe with WM.”
Clinical data in the MAA include the Phase 3 randomized, open-label, multicenter ASPEN clinical trial (NCT03053440) that evaluated zanubrutinib versus ibrutinib in patients with relapsed/refractory (R/R) or treatment-naïve (TN) WM which was recently presented at the 2020 American Society of Clinical Oncology (ASCO) Virtual Scientific Program and the 25th European Hematology Association (EHA) Congress. The safety package in the MAA included pooled safety data from 779 patients with B-cell malignancies treated with BRUKINSA in six clinical trials.
About Waldenström’s Macroglobulinemia (WM)

WM is a rare lymphoma representing approximately 1% of all non-Hodgkin lymphomas and typically progresses slowly after diagnosis.1  In Europe, the estimated incidence of WM is approximately 7 for every 1 million men and 4 for every 1 million women.2
About the Zanubrutinib Clinical Trial Program

Clinical trials of zanubrutinib include:

•	Fully-enrolled Phase 3 ASPEN clinical trial in patients with Waldenström’s macroglobulinemia (WM) comparing zanubrutinib to ibrutinib (NCT03053440), currently the only approved BTK inhibitor for WM;

•
Phase 3 SEQUOIA trial comparing zanubrutinib with bendamustine plus rituximab in patients with treatment-naive (TN) chronic lymphocytic leukemia (CLL) or small lymphocytic lymphoma (SLL) (NCT03336333);

•	Phase 3 ALPINE trial comparing zanubrutinib to ibrutinib in patients with relapsed/refractory (R/R) CLL/SLL (NCT03734016);

•	Phase 3 MANGROVE trial comparing zanubrutinib and rituximab to bendamustine and rituximab in patients with untreated mantle cell lymphoma (MCL) (NCT04002297);

•	Phase 2 MAGNOLIA trial in patients with R/R marginal zone lymphoma (MZL) (NCT03846427);

•	Phase 2 ROSEWOOD trial (NCT03332017) in China comparing obinutuzumab and zanubrutinib vs obinutuzumab alone in treating patients with R/R FL;

•	Phase 2 trial (NCT04382586) in the U.S. comparing zanubrutinib plus supportive care to placebo plus supportive care for the treatment of patients with COVID-19 disease and pulmonary distress;

•	Phase 2 trial (NCT04116437) in the U.S. in patients with previously treated B-cell lymphoma intolerant of prior treatment with ibrutinib and/or acalabrutinib;

•	Phase 2 trial (NCT03332173) in China in patients with R/R WM; and

•	Completed Phase 2 trials in China in patients with R/R MCL (NCT03206970) and R/R CLL/SLL (NCT03206918).
About BRUKINSA® (zanubrutinib)

BRUKINSA is a small molecule inhibitor of Bruton’s tyrosine kinase (BTK), discovered by BeiGene scientists, that is currently being evaluated globally in a broad pivotal clinical program as a monotherapy and in combination with other therapies to treat various B-cell malignancies.
BRUKINSA was approved by the U.S. FDA to treat adult patients with mantle cell lymphoma (MCL) who have received at least one prior therapy on November 14, 2019. This indication was approved under accelerated approval based on overall response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial.
BRUKINSA was approved in China for the treatment of MCL in adult patients who have received at least one prior therapy and CLL/SLL in adult patients who have received at least one prior therapy in June 2020.
BRUKINSA is not approved outside of the United States and China.

IMPORTANT U.S. SAFETY INFORMATION FOR BRUKINSA (ZANUBRUTINIB)

Warnings and Precautions Hemorrhage
Fatal and serious hemorrhagic events have occurred in patients with hematological malignancies treated with BRUKINSA monotherapy. Grade 3 or higher bleeding events including intracranial and gastrointestinal hemorrhage, hematuria and hemothorax have been reported in 2% of patients treated with BRUKINSA monotherapy. Bleeding events of any grade, including purpura and petechiae, occurred in 50% of patients treated with BRUKINSA monotherapy.
Bleeding events have occurred in patients with and without concomitant antiplatelet or anticoagulation therapy. Co-administration of BRUKINSA with antiplatelet or anticoagulant medications may further increase the risk of hemorrhage.
Monitor for signs and symptoms of bleeding. Discontinue BRUKINSA if intracranial hemorrhage of any grade occurs. Consider the benefit-risk of withholding BRUKINSA for 3-7 days pre- and post-surgery depending upon the type of surgery and the risk of bleeding.
Infections

Fatal and serious infections (including bacterial, viral, or fungal) and opportunistic infections have occurred in patients with hematological malignancies treated with BRUKINSA monotherapy. Grade 3 or higher infections occurred in 23% of patients treated with BRUKINSA monotherapy. The most common Grade 3 or higher infection was pneumonia. Infections due to hepatitis B virus (HBV) reactivation have occurred.
Consider prophylaxis for herpes simplex virus, pneumocystis jiroveci pneumonia and other infections according to standard of care in patients who are at increased risk for infections. Monitor and evaluate patients for fever or other signs and symptoms of infection and treat appropriately.
Cytopenias

Grade 3 or 4 cytopenias, including neutropenia (27%), thrombocytopenia (10%), and anemia (8%) based on laboratory measurements, were reported in patients treated with BRUKINSA monotherapy.
Monitor complete blood counts during treatment and treat using growth factor or transfusions, as needed.

Second Primary Malignancies
Second primary malignancies, including non-skin carcinoma, have occurred in 9% of patients treated with BRUKINSA monotherapy. The most frequent second primary malignancy was skin cancer (basal cell carcinoma and squamous cell carcinoma of skin), reported in 6% of patients. Advise patients to use sun protection.
Cardiac Arrhythmias

Atrial fibrillation and atrial flutter have occurred in 2% of patients treated with BRUKINSA monotherapy. Patients with cardiac risk factors, hypertension, and acute infections may be at increased risk. Grade 3 or higher events were reported in 0.6% of patients treated with BRUKINSA monotherapy. Monitor signs and symptoms for atrial fibrillation and atrial flutter and manage as appropriate.
Embryo-Fetal Toxicity

Based on findings in animals, BRUKINSA can cause fetal harm when administered to a pregnant woman. Administration of zanubrutinib to pregnant rats during the period of organogenesis caused embryo-fetal toxicity, including malformations at exposures that were 5 times higher than those reported in patients at the recommended dose of 160 mg twice daily. Advise women to avoid becoming pregnant while taking BRUKINSA and for at least 1 week after the last dose. Advise men to avoid fathering a child during treatment and for at least 1 week after the last dose. If this drug is used during pregnancy, or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus.
Adverse Reactions

The most common adverse reactions in > 10% of patients who received BRUKINSA were neutrophil count decreased (53%), platelet count decreased (39%), upper respiratory tract infection (38%), white blood cell count decreased (30%), hemoglobin decreased (29%), rash (25%), bruising (23%), diarrhea (20%), cough (20%), musculoskeletal pain (19%), pneumonia
(18%), urinary tract infection (13%), hematuria (12%), fatigue (11%), constipation (11%), and hemorrhage (10%). The most frequent serious adverse reactions were pneumonia (11%) and hemorrhage (5%).

Of the 118 patients with MCL treated with BRUKINSA, 8 (7%) patients discontinued treatment due to adverse reactions in the trials. The most frequent adverse reaction leading to treatment discontinuation was pneumonia (3.4%). One (0.8%) patient experienced an adverse reaction leading to dose reduction (hepatitis B).

Drug Interactions

CYP3A Inhibitors: When BRUKINSA is co-administered with a strong CYP3A inhibitor, reduce BRUKINSA dose to 80 mg once daily. For co-administration with a moderate CYP3A inhibitor, reduce BRUKINSA dose to 80 mg twice daily.
CYP3A Inducers: Avoid co-administration with moderate or strong CYP3A inducers.
Specific Populations

Hepatic Impairment: The recommended dose of BRUKINSA for patients with severe hepatic impairment is 80 mg orally twice daily.
INDICATION

BRUKINSA is a kinase inhibitor indicated for the treatment of adult patients with mantle cell lymphoma (MCL) who have received at least one prior therapy.
This indication is approved under accelerated approval based on overall response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial.
Please see full U.S. Prescribing Information at www.beigene.com/PDF/BRUKINSAUSPI.pdf and Patient Information at www.beigene.com/PDF/BRUKINSAUSPPI.pdf.
About BeiGene

BeiGene is a global, commercial-stage biotechnology company focused on discovering, developing, manufacturing, and commercializing innovative medicines to improve treatment outcomes and access for patients worldwide. Our 3,800+ employees in China, the United States, Australia, and Europe are committed to expediting the development of a diverse pipeline of novel therapeutics for cancer. We currently market two internally-discovered oncology products: BTK inhibitor BRUKINSA® (zanubrutinib) in the United States and China, and anti-PD- 1 antibody tislelizumab in China. We also market or plan to market in China additional oncology products licensed from Amgen Inc., Celgene Logistics Sàrl, a Bristol Myers Squibb (BMS) company, and EUSA Pharma. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneUSA.
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding clinical data for patients from the ASPEN trial and advantages compared to ibrutinib; BeiGene’s advancement of, and anticipated clinical development, regulatory milestones and commercialization of its products and drug candidates; and continuing and further development and commercialization efforts and transactions with third parties. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates; the impact of the COVID-19 pandemic on the Company’s clinical development, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact
Craig West
+1 857-302-5189
ir@beigene.com

Media Contact
Liza Heapes or Vivian Ni
+1 857-302-5663 or +1 857-302-7596
media@beigene.com

1 Lymphoma Research Foundation. Getting the Facts: Waldenström Macroglobulinemia. Accessed May 2020. Available at <https://lymphoma.org/wp- content/uploads/2018/04/LRF_FACTSHEET_WALDENSTR%C3%96M_MACROGLOBULINEMIA.pdf>.

2 Buske, S, et al. Treatment and outcome patterns in European patients with Waldenström’s macroglobulinaemia: a large, observational, retrospective chart review. The Lancet Haematology 2018; 5: e0299-309.